Exhibit 99.1

Aptar CFO, Robert (Bob) Kuhn, Has Decided to Step Down After 37 Years with the Company

Aptar Names Vanessa Kanu, A Finance Veteran with Over 25 Years of Experience as Next CFO

Photo: (Left to right) Bob Kuhn, Executive Vice President and Chief Financial Officer since 2008 has decided to retire at the end of 2024; Vanessa Kanu will become Executive Vice President and CFO on January 1, 2025, and is expected to join the company early in the fourth quarter of 2024 as CFO designate.

Crystal Lake, Illinois, July 25, 2024 - AptarGroup, Inc. (NYSE: ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today announced that Bob Kuhn, Executive Vice President and Chief Financial Officer (CFO) since 2008, has decided to retire at the end of this year.

Kuhn has spent 37 years with the company,16 of them as CFO, leading Aptar’s global financial and information technology functions. Kuhn also led the internal M&A and integration teams for Aptar’s largest acquisition – CSP Technologies, the active film technology company Aptar acquired in 2018. Kuhn has been responsible for the division’s operations, which has had a CAGR of about 10% since it was acquired.

“Bob’s contributions to Aptar are immeasurable. He has been a terrific business partner to me and his C-suite colleagues, and I have relied on his extensive knowledge of our business, sage counsel and strategic thinking – all of which have contributed greatly to our overall success and the creation of shareholder value,” said Stephan B. Tanda, President and CEO of Aptar.

Tanda added, “Saying Bob will be missed would be an extreme understatement, we know this was a very difficult decision for him but respect his desire to spend more time with his growing family. We wish him nothing but the best for his next set of adventures.”

Vanessa Kanu will become Executive Vice President and CFO on January 1, 2025, and is expected to join the company early in the fourth quarter of 2024 as CFO designate.

Kanu has over 25 years of experience with global multi-billion dollar and publicly traded companies. Most recently she was CFO of TELUS International, a technology services firm with approximately $2.7B in annual revenues operating in 32 countries. During her tenure at TELUS International, Kanu led the largest technology IPO in the history of the Toronto Stock Exchange, helped with the acquisition and integration of several strategic acquisitions and together with the management team initiated an extensive cost reduction effort.

Previously, she served as CFO of Mitel Networks Corporation, a global technology firm providing business communications including premise-based and cloud-based software-as-a-service (SaaS) solutions with more than $1B in annual revenues with operations in the Americas, Europe, Australia and Asia. Kanu also serves on the Board of Directors of Manulife Financial Corporation, a global financial services institution with over $30B in annual revenues. At Aptar, Kanu will lead the global finance organization, including planning, treasury, tax, financial reporting, financial operations and information technology.

“We are lucky to be able to welcome Vanessa to the Aptar team. She brings with her tremendous experience in financial reporting, global operations and cost management that Aptar and our shareholders will benefit from greatly,” said Tanda. “I look forward to working with Vanessa, she is an accomplished CFO and a dynamic leader whose extensive experience will bolster our strong foundation.”

Kanu was an article trainee with PricewaterhouseCoopers and is both a Chartered Accountant in Canada (CICA) as well as a Certified Public Accountant (CPA) in the United States. She holds a BSc in International and Financial Economics from Hull University in the United Kingdom, with first class honours. In 2023, Kanu was named one of Canada’s Best Executives by The Globe and Mail’s Report on Business magazine. In 2021, she was recognized as CFO of the Year, and in 2017 Kanu was a recipient of the Top 40 under 40 Business Awards by the Ottawa Chamber of Commerce and Ottawa Business Journal.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions and services. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has over 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Expressions or future or conditional verbs such as “will” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment. For additional information on these risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Relations Contact:	Media Contact:

Mary Skafidas	Katie Reardon
mary.skafidas@aptar.com	katie.reardon@aptar.com
815-479-5658	815-479-5671